Exhibit 99.2

Windstream 4Q24 Earnings Call – Prepared Remarks

February 20, 2025

Genesis White

Good morning everyone and thank you for joining Windstream’s fourth quarter 2024 earnings conference call.

Joining me on the call today are:

•       Paul Sunu, our CEO, and

•       Drew Smith, our CFO and Treasurer

To accompany today’s call, we have posted the presentation slides and supplemental schedule on our various investor websites. If you do not have access to these websites, please reach out to me at Genesis dot White at windstream dot com.

Our financial statements, prepared in accordance with U.S. GAAP, will be available by mid-March to our lenders and investors, in compliance with the terms of the Credit Agreement, Indenture, and Amended and Restated LLC Agreement.

Today’s discussion includes statements about expected future events and financial results that are forward -looking and subject to risks and uncertainties and the disclosure to our forward -looking statements will be contained in our financial statements. Let me now turn it over to Paul Sunu.

Paul Sunu

Good morning and thank you for joining us.

Today, we are pleased to share with you our 2024 results, which showed solid financial and operational performance across our business.

In 2024 we embraced and instilled quality into every element of our operations from construction to installation to repair and care.

And through it we brought greater customer satisfaction and increased operational productivity while seeing meaningful reductions in churn and call center volumes.

Further, in advance of accelerating and expanding our fiber builds, we elevated the skills of our technicians, and local managers, and promoted a culture of assuring quality with every installation and every repair.

With that, allow me to share a few highlights of our full year results.

As seen on Slide 4, Windstream executed on its key priorities in 2024.

We enhanced our strategic profile by bringing our network back with our operations through the announced merger with Uniti.

Further, through multiple refinancing transactions, we improved our debt maturity profile and added the required liquidity to fully fund our enhanced build plan for 2025.

And through operational effectiveness we achieved our strategic priorities and financial guidance for the year.

Within Kinetic, we increased our fiber coverage and grew our fiber subscribers year-over-year, highlighting our continued commitment to extending our fiber footprint within Kinetic’s markets.

Enterprise and Wholesale continued their solid performance.

Inside Enterprise, our Strategic and Advanced IP portfolio revenues reached 91% of our total Enterprise Market service revenues on an annualized basis, excluding end-user surcharges.

Windstream Wholesale continues to demonstrate its market leadership in innovation with the first ever 800G transatlantic connection. Furthermore, Wholesale’s core fiber transport service continues to resonate with carriers, content providers and hyperscalers.

Slide 5 provides a bit more insight into Kinetic’s Fiber performance for the year.

We extended our fiber coverage by passing an additional 167,000 consumer premises during the year, or growth of 11% year-over-year, bringing our total to over 1.6 million consumer premises passed or 37% of Kinetic’s footprint.

While we made great strides in extending our fiber reach during the year, we experienced an unusual series of devasting natural disasters in our service territories—including tornados, wildfires and back-to-back Hurricanes.

These events required us to redirect resources towards recovery and restoration efforts in the back half of the year, impacting operational trends in the fourth quarter.

Our priority is the safe and complete restoral of services for our customers and the communities we serve.

And so, I am happy to say that we have substantially completed all restoration and clean-up efforts, and the team is now poised and sharply focused on executing on our 2025 priorities.

Now let’s take a look at our fiber subscriber growth.

Despite a slow-down in the fourth quarter from the impact of the afore-mentioned storms, our fiber subscribers grew 16% year-over-year and fiber subscriber revenue grew 27% for the same period, demonstrating strong adoption of our fiber product.

We ended the year with approximately 450,000 subscribers on our fiber network, representing a 27.4% penetration rate, an improvement of 110 basis points year-over-year.

Additionally, you can see the performance of our Fiber Fast Start initiative on Slide 6, as our latest cohorts continue to show impressive penetration results.

Furthermore, we launched our Fiber Forward initiative during the second quarter, which leverages the tactics and learning from Fiber Fast Start to reinvigorate our older cohorts. While this program is still ramping, we are seeing encouraging improvements in the markets launched, including as much as a 50% increase in sales.

These indicators are a positive sign, and to further drive penetration in our older cohorts, we intend to apply this initiative to nearly three times the number of households in 2025.

Overall, I am quite pleased with our performance in 2024.

We demonstrated continued momentum across our strategic initiatives, as well as operational improvements generated from our quality focus, all of which serves as a solid platform for executing on our 2025 initiatives.

Now, slide 7 shows our 2025 priorities.

We plan to build more fiber to meet the growing demands in our residential, business, and wholesale markets.

Looking at slide 8, our plan is to nearly double the rate of our fiber builds in 2025, compared to what was completed last year.

This will result in about 2 million consumer premises passed, or 43% coverage of our Kinetic footprint, by the end of this year.

The ramp in our internal construction hiring, the increased training and adherence to our quality standards, along with the additional funding from our recent refinancing activities, all contribute to facilitating the execution of our 2025 vision to accelerate fiber deployment.

In addition, through the demonstrated successes of our fiber fast start and fiber forward initiatives, we expect to drive increased penetration in our fiber markets.

Additionally, we want to more effectively mine the high-margin, on-net businesses in our Kinetic markets.

We believe that utilizing the go to market expertise, as well as the products and services, of our Enterprise team can generate the momentum for growth in this area.

At the same time, we have entrusted the care of our valuable base of Enterprise customers to a select team of skilled professionals.

And finally, before we get to our financial results, let me address the progress on our planned merger with Uniti.

We have now received sixteen state approvals and have two state approvals in process.

In addition, the SEC completed its review of the Form S-4 earlier this month and the Registration Statement has now been declared effective.

We defer to Uniti management on specifics of the transaction and next steps in the closing process.

We still expect the merger to close in the second half of 2025, subject to customary closing conditions, including receipt of regulatory and Uniti shareholder approvals.

In the meantime, we remain steadfast in executing on our 2025 priorities, delivering high-quality service to our customers and driving growth.

With that, let me turn the call over to Drew to cover our financial highlights for the quarter, as well as our 2025 financial and operational guidance.

Drew Smith

Thank you, Paul, and good morning everyone.

First, I wanted to take time to highlight our recent financing transactions. Earlier in the quarter, we completed the issuance of $ 800 million in senior first lien notes, as well as a new $500 million incremental term loan, both of which mature in 2031. Proceeds from these issuances were used to repay our existing Term Loans, as well as adding additional liquidity of over $300 million. We intend to use this incremental liquidity for the expansion and acceleration of our Kinetic fiber-to-the-home buildout, which Paul walked through earlier.

Later in the quarter, we completed an additional refinancing transaction that included a $1.4 billion add-on to the recently issued 2031 senior first lien notes. This refinancing resulted in the redemption of our existing 2028 senior first lien notes, which allowed for meaningful maturity extension while remaining leverage neutral. With the successful completion of these transactions, Windstream now has no debt maturities for over six years.

Turning to Slide 9, we show our fourth quarter financial results.

During the quarter, Windstream generated:

•	Total revenues of $875 million, and

•	Adjusted EBITDAR of $ 328 million, which was down 13% year-over-year due to declining Enterprise & Wholesale legacy margins, as well as lower Kinetic margins primarily driven by impact from the ACP funding elimination.

Moving to our market-level business revenue trends:

Within Kinetic:

•	Service revenue was $503 million, which was down 6.9% year-over-year, with consumer service revenue down 5.2% year-over-year, driven largely by the ACP funding step-downs.

•	Kinetic fiber subscriber revenue was up 21% year-over-year, and fiber ARPU of $72.37 was up 3% year-over-year.

•	Fiber consumer broadband subscribers grew by 10,500 during the quarter. This was offset by a loss of 35,300 DSL customers, resulting in a net decrease in total broadband units of 24,800 for the quarter.

Within Enterprise:

•	Service revenue was $261 million, down 17%, as legacy-TDM revenues continue to see ongoing declines as expected.

•	Notably, approximately 91% of Enterprise Market service revenues, excluding end-user surcharges, came from our Strategic and Advanced IP portfolios. These combined revenues were down 5% for the full year.

•	TDM and Other revenue declined 50% year-over-year as we continue to execute our TDM exit strategy

Within Wholesale:

•	Service revenue was $102 million, down 1.8% year-over-year, driven by declines in legacy revenues. Strategic revenues had solid performance during the quarter highlighted by high demand being seen from carriers, content providers and hyperscalers.

Turning to expenses:

•	Total cash expenses during the fourth quarter fell by over $40 million, or approximately 7%, year-over-year, driven by our interconnection expense reduction activities, as well as our quality and unification efforts across the company. Cash expenses fell by almost $240 million in 2024 over 2023 levels.

•	Notably, our interconnection and network facility expenses fell by 15% year-over-year on an annualized basis as we continue our TDM exit plan, which we expect to complete this year.

Transitioning to slide 10, Windstream has a strong balance sheet, and following the refinancing transactions discussed earlier, we have no current debt maturities until 2031. Overall, these transactions put us in a great position as it relates to the combined capital structure with Uniti post- merger close, while also providing opportunities for us to fund our expanded fiber build plan in 2025. As of December 31st, we ended with $640 million in total liquidity and a net debt to adjusted EBITDA ratio of 2.35x.

On slide 11, we introduce our 2025 financial and operational guidance, which includes:

•	Adjusted EBITDAR, of approximately $1.4 billion; and

•	Cash interest of approximately $230 million following our recent refinancing transactions

•	Capital expenditures will step-up to approximately $1.1 billion, reflecting the impact of our accelerated and expanded fiber build program; and finally,

•	We expect low-single digit growth in Kinetic consumer subscriber revenue

Now, I will turn the call back over to Paul for some closing comments.

Paul Sunu

Thank you, Drew.

In closing, Windstream delivered solid financial and operational results across our business during 2024.

We continue to extend our fiber footprint within our Kinetic markets.

And in 2025 we plan to build on the foundation of quality we created last year by accelerating our fiber builds and propelling our fiber penetration.

With that, we can now open the call up for questions.

Where to Find Additional Information

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval.  This communication may be deemed to be solicitation material in respect of the proposed merger between Windstream and Uniti (the “proposed transaction”).  In connection with the proposed transaction, Windstream filed a registration statement on Form S-4, containing a proxy statement/prospectus, with the SEC on February 12, 2025 and Uniti filed a proxy statement with the SEC on February 12, 2025. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE REGISTRATION STATEMENT, PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders are able to obtain copies of the registration statement and proxy statement/prospectus (when available) as well as other filings containing information about Windstream and Uniti, without charge, at the SEC’s website, http://www.sec.gov. Copies of the registration statement and proxy statement/prospectus and each company’s other filings with the SEC may also be obtained free of charge from the respective companies. Copies of documents filed with the SEC by Windstream will be made available free of charge on Windstream’s investor relations website at https://investor.windstream.com/. Copies of documents filed with the SEC by Uniti will be made available free of charge on Uniti’s investor relations website at https://investor.uniti.com/.

Participants in the Solicitation

Windstream and Uniti and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information about the directors and executive officers of Uniti is set forth in its definitive proxy statement, which was filed with the SEC on February 12, 2025. Investors may obtain additional information regarding the interests of such participants by reading the registration statement, proxy statement/prospectus and other relevant materials regarding the proposed transaction.